Exhibit 99.1

October 27, 2011

Dow Reports Third Quarter Results
Earnings Grow More Than 50 Percent to $0.69 Per Share;
Double-Digit Sales Increase Driven by Broad-Based Price Gains,
and Volume Growth in Emerging Geographies

Third Quarter 2011 Highlights

•
Dow reported earnings of $0.69 per share. This compares with reported earnings of $0.45 per share in the same period last year. The Company delivered earnings of $0.62 per share excluding certain items(1), compared with $0.54 per share on the same basis in the year-ago period.

•
On a reported basis, the Company delivered EBITDA(2) of $2.1 billion. EBITDA excluding certain items was $2.0 billion, the highest third quarter result in Dow's history. This contributed to record year-to-date EBITDA on the same basis of $6.8 billion, up 21 percent year-over-year.

•
Sales were $15.1 billion, up 17 percent versus the year-ago period. Double-digit sales increases were reported across all operating segments and geographic areas. Sales in emerging geographies reached $5 billion, representing a new quarterly record, and the Company also achieved record sales in China.

•
Volume growth in Latin America (7 percent) and Asia Pacific (5 percent) offset decreases in the United States and Western Europe, which were each down 3 percent. Volume growth in emerging geographies was led by China (12 percent), India (11 percent) and Brazil (10 percent).

•
Price was up 17 percent, and rose in all operating segments, more than offsetting a $1.7 billion increase in purchased feedstock and energy costs. Double-digit price gains were achieved in all geographic areas and in most operating segments.

•
Dow continued to deliver against its innovation targets. Year-to-date sales from new products introduced in the past five years represented 30 percent of the Company's total sales. Among its milestones, the Company recently announced the commercial launch of the DOW™ POWERHOUSE™ Solar Shingle, first in Colorado and rolling into targeted states through 2012.

•
Equity earnings were $375 million on a reported basis, or $289 million excluding certain items, which represents a 15 percent increase year-over-year. The Company achieved $964 million of equity earnings, or $878 million excluding certain items through the third quarter, a year-to-date record.

•	Dow reduced debt by nearly $500 million in the quarter, bringing its net debt(3) to total capitalization to 40.9 percent. Year to date, the Company has reduced debt by $4.2 billion.

(1)	See Supplemental Information at the end of the release for a description of these items.

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(3)	Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents.”

TMTrademark of The Dow Chemical Company or an affiliated company of Dow.

Comment
Andrew N. Liveris, Dow's chairman and chief executive officer, stated:
“Dow delivered broad-based sales gains and significant earnings growth this quarter, reflecting the strength of our transformed business portfolio. Our diversified geographic presence was also on display, as our investments in emerging regions enabled us to capitalize on growth where it is happening most rapidly, even as developed regions paused in their economic recovery.
“We achieved record EBITDA for both the quarter and year to date. This performance demonstrates that our strategy is delivering results, as we commercialize our R&D pipeline, strengthen our balanced and integrated portfolio, build upon our formidable feedstock advantage, and drive efficiencies throughout our business to deliver earnings growth.
“This quarter shows clearly that Dow has the agility and flexibility to respond to rapidly changing economic conditions. We took actions again this quarter to provide near-term flexibility in anticipation of volatile economic environments, while also continuing to invest for long-term growth. We are operating from a position of financial strength. Dow is an enterprise that is built for times like these - and is built to grow.”

	Three Months Ended
In millions, except per share amounts	Sept 30, 2011	Sept 30, 2010
Net Sales	$15,109	$12,868

Net Income Available for Common Stockholders	$815	$512
Net Income Available for Common Stockholders, excluding Certain Items	$729	$620

Earnings per Common Share - diluted	$0.69	$0.45
Earnings per Common Share - diluted, excluding Certain Items	$0.62	$0.54

Review of Third Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $15.1 billion, a 17 percent increase compared with the same period last year, with top-line growth driven by price. Double-digit sales gains were reported in all operating segments, with the largest percentage increases in Feedstocks and Energy (34 percent) and Agricultural Sciences (27 percent). Double-digit sales increases were also reported in all geographic areas, with the largest growth in Latin America (21 percent) and Europe, Middle East and Africa (EMEA) (19 percent). In emerging geographies, sales reached $5 billion, a new quarterly record for the Company.
Price rose 17 percent at the Company level. Broad-based price gains were achieved in all geographic areas, led by EMEA (21 percent) and North America (17 percent). Double-digit price gains were reported in all operating segments, except Electronic and Functional Materials (up 8 percent) and Agricultural Sciences (up 9 percent). Price gains offset a $1.7 billion increase in purchased feedstock and energy costs.

At the Company level, volume was flat versus the same quarter last year, as demand gains in Latin America (7 percent) and Asia Pacific (5 percent) offset decreases in North America (3 percent) and EMEA (2 percent). Volume growth in emerging geographies was 7 percent, led by China (12 percent), India (11 percent) and Brazil (10 percent). Across operating segments volume gains were reported in Agricultural Sciences (18 percent), Electronic and Functional Materials (3 percent) and Performance Plastics (1 percent).
Dow delivered $2.1 billion of EBITDA. EBITDA excluding certain items was $2.0 billion, representing the highest third quarter result in the Company's history. Electronic and Functional Materials achieved a new quarterly EBITDA record. EBITDA for the first nine months of the year was $6.4 billion. Year-to-date EBITDA performance of $6.8 billion excluding certain items represents a record and a 21 percent increase year-over-year.
Reported earnings for the current quarter were $0.69 per share, compared with reported earnings of $0.45 per share in the same period last year. The Company delivered $0.62 per share excluding certain items, compared with $0.54 per share on the same basis in the year-ago period. Certain items in the current quarter consisted of a pretax $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate. The gain is shown as "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Performance Plastics. (See Supplemental Information at the end of the release for a description of certain items affecting results in all periods presented.)
Dow's global operating rate was 83 percent, down 3 percentage points from the year-ago period. Sequentially, the Company's operating rate decreased 1 percentage point.
Selling, General and Administrative (SG&A) expenses were up 8 percent versus the year-ago period, driven in part by increased spending in Agricultural Sciences in support of product launches and growth initiatives.
Research and Development (R&D) expenses were flat with the year-ago period. The Company continued to preferentially invest in its technology pipeline, most notably in Agricultural Sciences and Electronic and Functional Materials, each with a double-digit increase in R&D investment.
Equity earnings were $375 million on a reported basis. Equity earnings were $289 million excluding certain items, which represents a 15 percent increase. Dow has achieved $964 million of equity earnings, or $878 million excluding certain items through the third quarter, representing a year-to-date record.
The Company continued to make solid progress in deleveraging its balance sheet, reducing debt by nearly $500 million in the third quarter of 2011. As a result, net debt to total capitalization fell to 40.9 percent. Year to date Dow has reduced debt by $4.2 billion.
The Company continued to surpass its growth synergy targets, delivering $1.7 billion in sales on an annual run-rate basis. Sequentially, the Company's growth synergy run-rate grew 14 percent.
“Dow delivered broad-based sales gains and significant earnings growth this quarter, reflecting the strength of our transformed business portfolio,” said Andrew N. Liveris, Dow's chairman and chief executive officer. “Our diversified geographic presence was also on display, as our investments in emerging regions enabled us to capitalize on growth where it is happening most rapidly, even as developed regions paused in their economic recovery.
“We achieved record EBITDA for both the quarter and year to date. This performance demonstrates that our strategy is delivering results, as we commercialize our R&D pipeline, strengthen our balanced and integrated portfolio, build upon our formidable feedstock advantage, and drive efficiencies throughout our business to deliver earnings growth.

“This quarter shows clearly that Dow has the agility and flexibility to respond to rapidly changing economic conditions. We took actions again this quarter to provide near-term flexibility in anticipation of volatile economic environments, while also continuing to invest for long-term growth. We are operating from a position of financial strength. Dow is an enterprise that is built for times like these - and is built to grow.”

Electronic and Functional Materials
Sales in Electronic and Functional Materials were $1.2 billion, up 11 percent from the same quarter last year, driven by volume growth of 3 percent and a price gain of 8 percent.
Dow Electronic Materials reported the strongest demand growth in the Semiconductor Technologies and Display Technologies businesses, driven by new product introductions, positions in higher-growth advanced technology nodes and solid growth in organic light emitting diode (OLED) materials. In Asia Pacific, Dow Electronic Materials reported demand growth across all business units. The business recorded several customer wins in the quarter involving chemical mechanical planarization pads and slurries, photoresist and display films.
Functional Materials reported a double-digit increase in sales versus the year-ago period, driven primarily by price. Dow Wolff Cellulosics reported double-digit volume growth in EMEA and demand gains in North America, driven by food and pharmaceuticals demand. Dow Microbial Control continued to see volume growth in North America, led by ongoing demand from energy end-markets. Dow Home and Personal Care reported volume growth in all geographic areas excluding North America, with the largest gains in Latin America and Asia Pacific.
Equity earnings were $23 million, reflecting the contribution from Dow Corning. This result was flat with the same period last year. EBITDA for the segment was $306 million, which compares with EBITDA of $277 million in the year-ago period.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions sales were $1.9 billion, with volume down 4 percent and price up 14 percent. Double-digit price gains were reported in all businesses except Dow Water and Process Solutions, where price was up 5 percent.
Dow Building and Construction reported a double-digit price gain overall, with increases in all geographic areas. Ongoing depressed demand conditions in North America and EMEA were offset by double-digit growth in the emerging regions. Results for the business were partly impacted by ongoing investment in the DOW™ POWERHOUSE™ Solar Shingle, for which the business recently announced its commercial launch. Dow Coating Materials reported double-digit price gains across all geographic areas except EMEA, offsetting soft demand conditions. Dow Water and Process Solutions reported price and volume gains in EMEA, North America and Asia Pacific. The business saw double-digit demand growth in the emerging regions, fueled by strong gains in ion exchange resins, notably in Greater China.
Equity earnings were $72 million, largely reflecting the contribution from Dow Corning. This result is down slightly from the $75 million reported in the year-ago period. EBITDA for the segment was $372 million, which compares with EBITDA of $382 million in the same period last year.

Agricultural Sciences
Agricultural Sciences reported record third quarter sales of $1.2 billion, up 27 percent compared with the year-ago period. Volume increased 18 percent and price rose 9 percent. Double-digit sales and volume gains were reported in all geographic areas, led by Latin America. The business continues to benefit from solid industry fundamentals, with elevated farm income levels providing strong incentive for farmers to maximize yields.
Agricultural Chemicals reported demand growth of more than 20 percent driven by continued adoption of new products and increased sales of range and pasture herbicides in Latin America, cereal herbicides in Europe, and corn and soybean herbicides in the United States. In Seeds, Traits and Oils, corn seed volume grew more than 15 percent versus the same period last year.
Year to date, Seeds, Traits and Oils has reported demand growth of more than 25 percent, with significant gains in key crops, including corn and cotton. The business finished a solid cotton season in the United States, having grown 10 share points over the last two seasons to nearly 20 percent in 2011, helped by an increase in U.S. planted acres and continued penetration of PhytoGen® cottonseeds. In corn, the business continued to report good adoption of SmartStax® hybrids in North America.
EBITDA for the segment was $75 million, compared with a loss of $12 million in the year-ago period.

Performance Materials
Sales in Performance Materials were $3.7 billion, with volume down 3 percent and price up 15 percent. Double-digit price gains were reported in all geographic areas and in most businesses in response to higher raw material costs. Volume growth in Latin America and North America was more than offset by declines in EMEA and Asia Pacific.
Amines reported price and volume gains globally, with notable demand growth in the emerging regions. The business continued to see solid fundamentals in agriculture and energy end-markets. Dow Automotive Systems reported price and volume expansion in all geographic areas. The business reported double-digit demand growth globally for its adhesives platform, and recorded gains for technology-differentiated products in acoustical applications and polyurethane-based formulations. Dow Formulated Systems reported price increases in all geographic areas. However, demand continued to be restrained by weak construction end-markets in developed regions, as well as a pause in wind energy investments in Asia Pacific.
Epoxy reported a modest sales gain versus the year-ago period, with double-digit price increases in all geographic areas. Demand grew in all geographic areas except EMEA, where the business chose to forego low-margin volume. Oxygenated Solvents reported double-digit price gains in all geographic areas, while volume fell slightly as demand growth in emerging geographies partially offset declines in developed regions. Polyglycols, Surfactants and Fluids reported a double-digit price gain and modest volume growth globally. The business recorded demand growth in de-icing applications in anticipation of the winter season, and strong sales of high temperature heat transfer fluids used in solar applications in EMEA. Polyurethanes reported strong price gains globally and a slight gain in volume. In North America, the business reported double-digit volume growth driven by demand in furniture and bedding applications. The business recently announced the successful start-up of its new joint venture propylene oxide facility in Thailand.
EBITDA for the quarter was $478 million, compared with $513 million in the year-ago period.
®PhytoGen is a trademark of PhytoGen Seed Company, LLC.
®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.

Performance Plastics
Sales in Performance Plastics rose 16 percent to $4.1 billion, with a 1 percent gain on volume, and a 15 percent increase on price. The division reported strong performance in Dow Elastomers, which had double-digit volume growth and price increases. Polyethylene recorded another strong quarter of volume growth in Asia Pacific as it continues to benefit from its joint venture facility in Thailand. However, the business experienced margin contraction year-over-year due to higher planned turnaround expenditures, an increase in ethylene production costs and a softening in demand in the developed regions. Dow Packaging and Converting reported a modest gain in volume driven by growth in Asia Pacific and Latin America. Results in Dow Electrical and Telecommunications were partially impacted by a decline in volume due to monetary tightening policies and decreased infrastructure activity from state-owned utilities in emerging geographies.
Equity earnings for the segment were $150 million, which compares with $58 million in the year-ago period. Equity earnings in the quarter included a pretax $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate. Excluding this certain item, equity earnings were $64 million. EBITDA for the segment was $834 million, or $748 million excluding certain items. This compares with EBITDA of $900 million in the same period last year, or $898 million excluding certain items.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.9 billion, up 34 percent from the same period last year. Volume decreased 2 percent and price rose 36 percent.
The Chlor-Alkali/Chlor-Vinyl business reported strong sales growth, with double-digit price increases in North America, Latin America and Europe. The largest price gains were reported in caustic soda, driven by tight supply and continued strong demand in the alumina and pulp and paper industries. Vinyl chloride monomer volume decreased due to the shutdown of an asset in Plaquemine, coupled with an ongoing weak outlook in construction end-markets. Ethylene Oxide/Ethylene Glycol sales increased 23 percent from the year-ago period, driven by price.
Equity earnings were $153 million for the quarter, which compares with $98 million in the year-ago period, driven by strong results in MEGlobal and Kuwait Olefins Company. EBITDA for the segment was $263 million, compared with $154 million in the same period last year.

Outlook
Commenting on the Company's outlook, Liveris said:
“As we said at our recent Investor Day, we see ongoing volatility in the pace of global economic recovery, and consequently are prepared for jagged economic conditions over the near-term. Well-recognized headwinds in developed regions continue to restrain consumer spending and business investment. However, in emerging regions, growth in the middle class continues to drive demand, particularly as it pertains to infrastructure and urbanization. And we continue to see bright spots in recession-resistant sectors such as agriculture, food packaging, energy and water - markets where Dow commands leadership positions.

“Our enhanced financial flexibility, industry-leading feedstock strength and diverse, well-balanced portfolio provide a new earnings foundation, and position us well to continue driving toward our profitability targets with confidence. Our diversification across sectors and geographies allows us to take advantage of growth where it occurs around the world. In the midst of these uncertain times, we have an enterprise that is strong and stable, with the levers in place to mitigate risk and achieve our financial targets.”

Dow will host a live Webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: Dow) combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses deliver a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2010, Dow had annual sales of $53.7 billion and employed approximately 50,000 people worldwide. The Company's more than 5,000 products are manufactured at 188 sites in 35 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow's management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.
Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010
Net Sales	$15,109	$12,868	$45,888	$39,903
Cost of sales	12,928	10,841	38,596	33,962
Research and development expenses	402	403	1,213	1,217
Selling, general and administrative expenses	691	640	2,086	1,950
Amortization of intangibles	125	124	373	377
Restructuring charges (Note B)	—	—	—	29
Acquisition and integration related expenses (Note C)	—	35	31	98
Equity in earnings of nonconsolidated affiliates (Note D)	375	251	964	799
Sundry income (expense) - net (Note E)	47	(10)	(322)	168
Interest income	9	7	26	24
Interest expense and amortization of debt discount	305	362	1,010	1,105
Income Before Income Taxes	1,089	711	3,247	2,156
Provision for income taxes	186	114	546	348
Net Income	903	597	2,701	1,808
Net income attributable to noncontrolling interests	3	—	24	9
Net Income Attributable to The Dow Chemical Company	900	597	2,677	1,799
Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$815	$512	$2,422	$1,544

Per Common Share Data:
Earnings per common share - basic	$0.70	$0.45	$2.08	$1.37
Earnings per common share - diluted	$0.69	$0.45	$2.07	$1.35

Common stock dividends declared per share of common stock	$0.25	$0.15	$0.65	$0.45
Weighted-average common shares outstanding - basic	1,152.3	1,128.0	1,147.2	1,123.6
Weighted-average common shares outstanding - diluted	1,160.9	1,145.5	1,157.8	1,140.7

Depreciation	$539	$555	$1,624	$1,717
Capital Expenditures	$651	$497	$1,620	$1,188
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. In the first half of 2010, the Company recorded adjustments to the 2009 restructuring plan of $29 million. See Supplemental Information for additional information.

Note C: On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the first quarter of 2011, pretax charges totaling $31 million were recorded for integration costs related to the acquisition. During the third quarter of 2010, integration costs totaled $35 million ($98 million year to date).

Note D: In the third quarter of 2011, the Company recognized an $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate.

Note E: In the first half of 2011, the Company recognized a pretax loss of $482 million on the early extinguishment of debt; a pretax loss of $46 million was recognized in the third quarter of 2010.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Sep 30, 2011	Dec 31, 2010
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2011: $86; 2010: $145)	$2,206	$7,039
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2011: $124; 2010: $128)	5,081	4,616
Other	5,035	4,428
Inventories	8,416	7,087
Deferred income tax assets - current	683	611
Other current assets	333	349
Total current assets	21,754	24,130
Investments
Investment in nonconsolidated affiliates	3,574	3,453
Other investments (investments carried at fair value - 2011: $1,942; 2010: $2,064)	2,426	2,542
Noncurrent receivables	333	388
Total investments	6,333	6,383
Property
Property	52,839	51,648
Less accumulated depreciation	35,046	33,980
Net property (variable interest entities restricted - 2011: $1,855; 2010: $1,388)	17,793	17,668
Other Assets
Goodwill	12,994	12,967
Other intangible assets (net of accumulated amortization - 2011: $2,216; 2010: $1,805)	5,212	5,530
Deferred income tax assets - noncurrent	2,001	2,079
Asbestos-related insurance receivables - noncurrent	206	220
Deferred charges and other assets	658	611
Total other assets	21,071	21,407
Total Assets	$66,951	$69,588
Liabilities and Equity
Current Liabilities
Notes payable	$887	$1,467
Long-term debt due within one year	1,674	1,755
Accounts payable:
Trade	4,429	4,356
Other	2,260	2,249
Income taxes payable	427	349
Deferred income tax liabilities - current	110	105
Dividends payable	375	257
Accrued and other current liabilities	2,725	3,358
Total current liabilities	12,887	13,896
Long-Term Debt (variable interest entities nonrecourse - 2011: $891; 2010: $167)	17,042	20,605
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,298	1,295
Pension and other postretirement benefits - noncurrent	7,042	7,492
Asbestos-related liabilities - noncurrent	635	663
Other noncurrent obligations	2,906	2,995
Total other noncurrent liabilities	11,881	12,445
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	2,954	2,931
Additional paid-in capital	2,526	2,286
Retained earnings	19,400	17,736
Accumulated other comprehensive loss	(4,290)	(4,399)
Unearned ESOP shares	(438)	(476)
Treasury stock at cost	—	(239)
The Dow Chemical Company’s stockholders’ equity	24,152	21,839
Noncontrolling interests	989	803
Total equity	25,141	22,642
Total Liabilities and Equity	$66,951	$69,588
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010
Sales by operating segment
Electronic and Functional Materials	$1,205	$1,087	$3,536	$3,144
Coatings and Infrastructure Solutions	1,905	1,734	5,639	5,049
Agricultural Sciences	1,205	948	4,311	3,593
Performance Materials	3,698	3,311	11,097	10,552
Performance Plastics	4,114	3,540	12,598	11,381
Feedstocks and Energy	2,905	2,176	8,456	5,951
Corporate	77	72	251	233
Total	$15,109	$12,868	$45,888	$39,903
EBITDA (1) by operating segment
Electronic and Functional Materials	$306	$277	$850	$775
Coatings and Infrastructure Solutions	372	382	990	979
Agricultural Sciences	75	(12)	768	568
Performance Materials	478	513	1,523	1,377
Performance Plastics	834	900	2,773	2,623
Feedstocks and Energy	263	154	765	319
Corporate	(229)	(432)	(1,296)	(1,197)
Total	$2,099	$1,782	$6,373	$5,444
Certain items increasing (decreasing) EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$—	$—	$(8)
Coatings and Infrastructure Solutions	—	—	—	(20)
Agricultural Sciences	—	—	—	—
Performance Materials	—	—	—	41
Performance Plastics	86	2	86	12
Feedstocks and Energy	—	—	—	—
Corporate	—	(131)	(513)	(195)
Total	$86	$(129)	$(427)	$(170)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$306	$277	$850	$783
Coatings and Infrastructure Solutions	372	382	990	999
Agricultural Sciences	75	(12)	768	568
Performance Materials	478	513	1,523	1,336
Performance Plastics	748	898	2,687	2,611
Feedstocks and Energy	263	154	765	319
Corporate	(229)	(301)	(783)	(1,002)
Total	$2,013	$1,911	$6,800	$5,614
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$23	$23	$72	$76
Coatings and Infrastructure Solutions	72	75	219	247
Agricultural Sciences	—	2	3	3
Performance Materials	(11)	(4)	(20)	9
Performance Plastics	150	58	271	182
Feedstocks and Energy	153	98	446	294
Corporate	(12)	(1)	(27)	(12)
Total	$375	$251	$964	$799

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA includes all operating items related to the businesses, except depreciation and amortization, and excludes items that principally apply to the Company as a whole. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010
EBITDA	$2,099	$1,782	$6,373	$5,444
- Depreciation and amortization	714	716	2,142	2,207
+ Interest income	9	7	26	24
- Interest expense and amortization of debt discount	305	362	1,010	1,105
Income Before Income Taxes	$1,089	$711	$3,247	$2,156
- Provision for income taxes	186	114	546	348
- Net income attributable to noncontrolling interests	3	—	24	9
- Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$815	$512	$2,422	$1,544

(2)	See Supplemental Information for a description of certain items affecting results in 2011 and 2010.

Sales by Geographic Area

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010
North America	$5,375	$4,700	$16,473	$14,639
Europe, Middle East and Africa	5,125	4,293	16,196	13,761
Asia Pacific	2,659	2,257	7,885	7,119
Latin America	1,950	1,618	5,334	4,384
Total	$15,109	$12,868	$45,888	$39,903

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Nine Months Ended
	September 30, 2011			September 30, 2011
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	3%	8%	11%	5%	7%	12%
Coatings and Infrastructure Solutions	(4)	14	10	(3)	15	12
Agricultural Sciences	18	9	27	15	5	20
Performance Materials	(3)	15	12	(9)	14	5
Performance Plastics	1	15	16	(4)	15	11
Feedstocks and Energy	(2)	36	34	9	33	42
Total	—%	17%	17%	(1)%	16%	15%
North America	(3)%	17%	14%	(1)%	14%	13%
Europe, Middle East and Africa	(2)	21	19	(2)	20	18
Asia Pacific	5	13	18	(1)	12	11
Latin America	7	14	21	7	15	22
Total	—%	17%	17%	(1)%	16%	15%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (3)

	Three Months Ended			Nine Months Ended
	September 30, 2011			September 30, 2011
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	3%	8%	11%	5%	7%	12%
Coatings and Infrastructure Solutions	(4)	14	10	—	15	15
Agricultural Sciences	18	9	27	15	5	20
Performance Materials	(3)	15	12	1	16	17
Performance Plastics	1	15	16	5	16	21
Feedstocks and Energy	(2)	36	34	10	33	43
Total	—%	17%	17%	5%	17%	22%
North America	(3)%	17%	14%	1%	14%	15%
Europe, Middle East and Africa	(2)	21	19	7	22	29
Asia Pacific	5	13	18	7	13	20
Latin America	7	14	21	11	15	26
Total	—%	17%	17%	5%	17%	22%

(3)
Excludes sales of the acrylic monomer business and a portion of the specialty latex business divested on January 25, 2010, sales of the Powder Coatings business divested on June 1, 2010 and sales of Styron divested on June 17, 2010.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended September 30, 2011 and September 30, 2010:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010
Excluding certain items (non-GAAP measures)			$729	$620	$0.62	$0.54
Certain items:
Labor-related litigation matter	$—	$(50)	—	(33)	—	(0.03)
Acquisition-related integration costs	—	(35)	—	(23)	—	(0.02)
Gain on collection of impaired note receivable	86	—	86	—	0.07	—
Gain (Loss) on Divestiture of Styron	—	2	—	(23)	—	(0.02)
Loss on early extinguishment of debt	—	(46)	—	(29)	—	(0.02)
Total certain items	$86	$(129)	$86	$(108)	$0.07	$(0.09)
Reported (GAAP amounts)			$815	$512	$0.69	$0.45

(1)	Impact on "Income Before Income Taxes"

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders”

(3)	"Earnings per common share - diluted"

Results in the third quarter of 2011 were favorably impacted by one item:

•
Pretax $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate. The gain is shown as "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Performance Plastics.

Results in the third quarter of 2010 were impacted by four items:

•	Pretax charge of $50 million for a labor-related litigation matter included in “Cost of sales” and reflected in Corporate.

•
Pretax charges totaling $35 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges are included in “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

•
Net $2 million pretax increase in the gain (net $23 million loss after tax) on the divestiture of Styron, sold to an affiliate of Bain Capital Partners on June 17, 2010. The adjustment included a net gain on the subsequent sale of two small, related joint ventures, working capital adjustments and additional costs to sell. The net pretax gain was included in “Sundry income (expense) - net” and reflected in Performance Plastics.

•	Pretax loss of $46 million on the early extinguishment of debt included in “Sundry income (expense) - net” and reflected in Corporate.

The following table summarizes the impact of certain items recorded in the nine-month periods ended September 30, 2011 and September 30, 2010:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010
Excluding certain items (non-GAAP measures)			$2,670	$1,725	$2.29	$1.50
Certain items:
Labor-related litigation matter	$—	$(50)	—	(33)	—	(0.03)
Restructuring charges	—	(29)	—	(16)	—	(0.02)
Acquisition-related integration costs	(31)	(98)	(20)	(64)	(0.02)	(0.05)
Gain on collection of impaired note receivable	86	—	86	—	0.07	—
Gain (Loss) on Divestiture of Styron	—	53	—	(39)	—	(0.03)
Loss on early extinguishment of debt	(482)	(46)	(314)	(29)	(0.27)	(0.02)
Total certain items	$(427)	$(170)	$(248)	$(181)	$(0.22)	$(0.15)
Reported (GAAP amounts)			$2,422	$1,544	$2.07	$1.35

(1)	Impact on "Income Before Income Taxes"

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders”

(3)	"Earnings per common share - diluted"

In addition to the item described above for the third quarter of 2011, results for the nine-month period ended September 30, 2011 were unfavorably impacted by two items:

•
Pretax charges totaling $31 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges are included in “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $482 million on the early extinguishment of debt, included in “Sundry income (expense) - net” and reflected in Corporate.

In addition to the items described above for the third quarter of 2010, results for the nine-month period ended September 30, 2010 were impacted by the following items:

•
Pretax adjustments to the 2009 restructuring charge of $29 million, including $16 million related to additional asset impairments, approximately half of which was related to a consolidated joint venture, and $13 million for additional exit or disposal activities related to the divestitures of certain acrylic monomer assets and the hollow sphere particle business. The charges were shown as “Restructuring charges” in the consolidated statements of income and reflected in Electronic and Functional Materials ($8 million), Coatings and Infrastructure Solutions ($20 million) and Corporate ($1 million).

•
Pretax charges totaling $63 million in the first six months of 2010 for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges are included in “Acquisition and integration related expenses” and reflected in Corporate.

•
Pretax gain of $51 million ($16 million loss after tax) on the divestiture of Styron. The pretax gain was included in “Sundry income (expense) - net” and was reflected in Performance Materials ($41 million) and Performance Plastics ($10 million).